Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

The Oncology Institute, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Note	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	1	Equity	Common Stock, par value $0.0001 per share	457(o)	-	-	$50,000,000	0.0001531	$7,655
Carry Forward Securities
Carry Forward Securities		-	-	-	-		-	-	-	-	-	-	-
	Total Offering Amounts						$50,000,000		$7,655
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$7,655

(1)	There are being registered hereunder such indeterminate number of shares of common stock, par value $0.0001 per share (“Common Stock”), of The Oncology Institute, Inc. as shall have an aggregate initial offering price not to exceed $50,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions.